Exhibit 99.2

Light & Wonder Appoints Michael Marchetti to Board of Directors
Marchetti Served on Board of SciPlay Corporation Since 2019

LAS VEGAS – Jan. 8, 2024 – Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W” or the “Company”) announced today that Michael Marchetti has been appointed as a member of its Board of Directors. He previously served as a director of SciPlay Corporation. Light & Wonder acquired the remaining public shares of SciPlay in October of last year.

Jamie Odell, Executive Chair of Light & Wonder, said, “We are pleased to welcome Michael to the Light & Wonder Board as a new independent director. Michael has a wealth of mobile gaming experience and a strong financial background that will help us continue to maximize value for our shareholders.”

“I’m excited to join the Light & Wonder Board at this time,” said Mr. Marchetti. “Light & Wonder is operating from a position of strength, and I look forward to applying my experience and passion for the business, along with my fellow directors, to deliver value to the shareholders of this great company.”

Throughout his career, Mr. Marchetti has held various leadership positions in both financial institutions and gaming companies, including Merrill Lynch, Electronic Arts, and Buffalo Studios. He currently serves as the CFO of Age of Learning, Inc.

Mr. Marchetti’s appointment is effective January 15, 2024, and he will stand for re-election at this year’s annual meeting.

About Light & Wonder, Inc.
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.

Media Inquiries
Andy Fouché, Vice President of Corporate Communications
+1 206 697 3678
afouche@lnw.com

Investor Inquiries
Nick Zangari, Senior Vice President of Investor Relations
+1 702 301 4378
ir@lnw.com